UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2011

CHOICE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	27-2416885
State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number

2450 Witzel Avenue
Oshkosh, Wisconsin	54904
Address of principal executive offices	Zip Code

(920) 230-1300
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 16, 2011, Choice Bancorp, Inc. (the “Company”) appointed J. Scott Sitter as President and Chief Executive Officer of the Company.  Mr. Sitter was appointed to the same positions with Choice Bank (the “Bank”), a wholly-owned subsidiary of the Company, on May 10, 2011.  Mr. Sitter was also appointed to serve on the Board of Directors for both the Company and the Bank.  Mr. Sitter is 49 years old and succeeds Stanley Leedle who had served as the President of the Company and the Bank on an interim basis following the resignation of Keith Pollnow on February 25, 2011.  Mr. Leedle will continue to serve as Executive Vice President of the Company and the Bank and will continue as the Chief Credit Officer of the Bank.  Mr. Leedle will also continue to serve as a director of the Company and the Bank.

Mr. Sitter has more than 26 years of experience in the financial services industry.  Prior to joining Choice Bank, Mr. Sitter spent 14 years as the Senior Credit Officer for an Oshkosh area community bank.  His experience also includes five additional years as a Vice President – Business Banker for two regional holding companies and seven years as a Financial Examiner for the State of Wisconsin’s Department of Financial Institutions.  Mr. Sitter received his BBA-Finance degree from the University of Wisconsin – Oshkosh in 1984, where he also completed several graduate-level business courses.  Mr. Sitter has been active in the Oshkosh community as a member/supporter of the Friends of Oshkosh, Rotary, Big Brothers/Big Sisters, the Boys & Girls Club, and the Affinity Health Foundation.

The parties are negotiating the terms of an employment agreement to cover his new role as President.  It is anticipated that the terms of the new agreement will be consistent with similarly-situated community bank executives and will be disclosed once they are finalized.

A press release related to Mr. Sitter’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits

Exhibit No.	Description

99.1	Press release of Choice Bank and Choice Bancorp, Inc., dated May 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOICE BANCORP, INC.

Dated: May 16, 2011	By: /s/ J. Scott Sitter
J. Scott Sitter, President

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